                                            Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Third Quarter Fiscal 2025 Results

Net Sales decreased 3.2%, Organic Net Sales decreased 4.2%
GAAP EPS $0.62, Adjusted EPS $0.92
Updates Full Year Outlook

Shelton, Conn - August 5, 2025 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its third fiscal quarter 2025 ended June 30, 2025.

Executive Summary
•Net sales were $627.2 million, a decrease of 3.2% compared to the prior year quarter.
•Organic net sales decreased 4.2% (Organic basis excludes the impact from currency movements.)
•GAAP Diluted Net Earnings Per Share ("EPS") were $0.62, compared to $0.98 in the prior year quarter.
•Adjusted EPS were $0.92, compared to $1.22 in the prior year quarter.
•Ended the third quarter with $199.6 million in cash on hand, access to an additional $289.9 million under the Company’s U.S. revolving credit facility available and a net debt leverage ratio of 3.7x.
•Returned $31.7 million to shareholders in the form of $24.5 million in share repurchases and $7.2 million of dividends in the third quarter.
•The Board of Directors declared a cash dividend of $0.15 per common share on August 5, 2025 for the third quarter.
The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are for the same period in the prior fiscal year unless otherwise stated.

“This was a challenging quarter, with our top and bottom-line performance falling below expectations, significantly impacted by very weak Sun Care seasons in North America and certain Latin American markets. Furthermore, the operating environment remains challenging with both tariffs and foreign exchange contributing to full-year profit headwinds,” said Rod Little, Edgewell’s President and Chief Executive Officer.
“Despite these transitory headwinds, we continued strong performance in our International business with growth and strengthened market share, and strong supply chain execution led to further productivity gains. Importantly, in North America, we saw improved market share performance from targeted, stepped-up investments in Hawaiian Tropic, Cremo, and Hydro Silk brands, as we continued to take actions across the U.S. business to strengthen our portfolio for the longer term. While these investments weigh on profitability in the near term, they serve to strengthen our business and better position our portfolio for a stronger 2026 and beyond. I am confident that these changes, along with continued disciplined execution of our strategic priorities will drive significant value creation for our shareholders."

Fiscal 3Q 2025 Operating Results (Unaudited)
Net sales were $627.2 million in the quarter, a decrease of 3.2%, including a $6.9 million favorable impact from currency movements. Organic net sales decreased $27.5 million, or 4.2%. Organic growth in international markets was 2.2%, largely driven by price gains, seen across Wet Shave and Sun & Skin Care. Organic sales declined in North America by 8.0%, due to volume declines and increased promotional levels in Sun Care, Wet Shave, and Feminine Care.
Gross profit was $268.5 million, as compared to $287.1 million in the prior year quarter. Adjusted gross margin as a percent of net sales decreased 150-basis points, to 42.8% in the quarter, inclusive of approximately 110-basis points of negative impact from currency movements. At constant currency, adjusted gross margin decreased 40-basis points. Productivity savings of approximately 270-basis points were more than offset by 180-basis points of core inflation and volume absorption, 90-basis points of increased promotional levels (net of pricing) and 40-basis points of unfavorable mix and other.

Advertising and sales promotion expense ("A&P") was $80.4 million, or 12.8% of net sales, an increase of $3.8 million, compared to $76.6 million, or 11.8% of net sales in the prior year quarter.

Selling, general and administrative expense ("SG&A") was $104.4 million, or 16.6% of net sales, as compared to $110.1 million, or 17.0% of net sales in the prior year quarter. Adjusted SG&A was 16.2% of net sales, flat to prior year quarter, which was primarily driven by lower incentive compensation expense and favorable currency impacts, partly offset by higher consulting expenses and the impact of lower net sales.
The Company recorded pre-tax restructuring and related charges in support of cost efficiency and effectiveness programs of $17.8 million in the quarter.
Operating income, was $53.7 million, or 8.6% of net sales, inclusive of a $6.3 million, or 100-basis points negative impact from negative currency movements, compared to $82.7 million, or 12.8% of net sales in the prior year quarter. Adjusted operating income was $75.1 million, or 12.0% of net sales, compared to $94.8 million, or 14.6% of net sales in the prior year quarter.
Interest expense associated with debt was $19.4 million, compared to $18.8 million in the prior year quarter. The increase in interest expense was the result of higher borrowing levels on the Company’s U.S. revolving credit facility.
Other (income) expense, net was income of $2.9 million compared to expense of $1.4 million in the prior year quarter. Currency hedge and remeasurements gains were $1.1 million in the current quarter, compared to a gain of $3.3 million in the prior year quarter. The current year quarter included $2.7 million of other project gains, compared to the prior year quarter which included a loss on investment of $3.1 million. Adjusted other (income) expense, net was income of $0.2 million compared to income of $1.7 million in the prior year quarter.
The effective tax rate for the first nine months of fiscal 2025 was 27.0% compared to 22.2% in the prior year period. The fiscal 2025 effective tax rate reflects the impact of net unfavorable discrete items compared to the prior year period which included net favorable discrete items. The adjusted effective tax rate for the first nine months of fiscal 2025 was 26.4%, up from the prior year period adjusted effective tax rate of 22.3%.
GAAP net earnings were $29.1 million or $0.62 per diluted share compared to $49.0 million or $0.98 per diluted share in the prior year quarter. Adjusted net earnings were $43.4 million or $0.92 per share, inclusive of a $0.12 unfavorable currency impact, compared to $61.2 million or $1.22 per share in the prior year quarter. Adjusted EBITDA was $96.4 million, inclusive of a $7.8 million unfavorable currency impact, compared to $117.2 million in the prior year quarter.
Net cash provided by operating activities was $44.3 million for the nine months ending June 30, 2025, compared to $157.3 million in the prior year period. The decrease in cash provided by operating activities was largely driven by changes in net working capital and lower earnings.

Capital Allocation
On August 5, 2025, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the third fiscal quarter of fiscal 2025. The dividend will be payable on October 8, 2025 to shareholders of record as the close of business on September 4, 2025. During the third quarter of fiscal 2025, the Company paid dividends totaling $7.2 million to stockholders and completed share repurchases of approximately 0.9 million shares at a total cost of $24.5 million. As of June 30, 2025, the Company had 0.2 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.
Fiscal 3Q 2025 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales increased $0.7 million, or 0.2%. Organic net sales decreased $5.7 million or 1.8%, as growth in international markets, driven by higher price, was more than offset by volume declines and increased promotional levels in North America. Segment profit decreased $3.5 million, or 7.4%. Organic segment profit, excluding the unfavorable impact from currency, increased $1.1 million, or 2.3%, as higher gross margins and lower SG&A spend were partly offset by higher marketing expenses.
Sun and Skin Care (Sun Care, Men’s and Women’s Grooming Products, and Wet Ones)
Net sales decreased $13.5 million, or 5.3%. Organic net sales decreased $14.1 million, or 5.5%, largely driven by weather related volume declines and increased competition in North America Sun Care. Grooming increased 6.1% driven by increased volumes. Segment profit decreased $18.2 million, or 28.3%, including an unfavorable impact from foreign currency of $1.3 million, or 2.0%. Organic segment profit decreased $16.9 million, or 26.3%, driven by lower gross margin and higher marketing and SG&A expenses.
Feminine Care (Tampons, Pads, and Liners)
Net sales decreased $7.8 million, or 10.5% with minimal currency impact, largely driven by a decline in Pads and Tampons. Segment profit decreased $2.1 million, or 31.8%. Organic segment profit decreased $1.7 million, or 25.7%, primarily driven by lower gross profit, partially offset by lower marketing and SG&A expenses.

Full Fiscal Year 2025 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2025*

•Organic net sales are now expected to decrease approximately 1.3% (previously in the range of flat to 1%)
◦Currency is now expected to positively impact reported net sales by 10-basis points (previously, 10-basis points negative)
•GAAP EPS is now expected to be approximately $1.73 (previously in the range of $2.09 to $2.29)
◦Includes: Restructuring and re-positioning charges**, Sun Care reformulation, Other costs
•Adjusted EPS is now expected to be approximately $2.65 (previously in the range of $2.85 to $3.05)
◦Includes an estimated $0.46 per share unfavorable impact from foreign currency changes (previously $0.35)
◦Adjusted gross margin is expected to decrease approximately 60-basis points (previously increase 10-basis points), or increase 30-basis points (previously 70-basis points) at constant currency, primarily reflecting increased promotional levels, increased tariff impact, unfavorable mix, and incremental transactional currency headwinds.
◦Adjusted operating margin is expected to decrease approximately 150 basis points (previously decrease 65-basis points), or 60 basis points at constant currency (previously decrease 10 basis points)
◦The EPS outlook reflects the impact of expected share repurchases of approximately $90 million

•Adjusted EBITDA is expected to be approximately $312 million (previously in the range of $329 to $341 million)
◦Includes an estimated $29 million unfavorable (previously $22 million unfavorable) impact from foreign currency changes
•Other Expense (Income), net is now expected to be expense of $2 million (previously expense of $3 million), inclusive of interest income of $2 million
•Interest expense associated with debt is expected to be approximately $76 million (previously $74 million)
•Adjusted effective tax rate is expected to be approximately 16.5% (previously 20%)
•Total depreciation and amortization expense expected to be approximately $88 million (previously $87 million)
•Capital expenditures expected to be approximately 2.5% to 3.0% of net sales
•Free cash flow is expected to be approximately $80 million (previously in the range of $130 million to $140 million)

* This outlook reflects all known tariffs, including tariffs placed by the U.S., on other countries and tariffs announced by other countries, on the U.S. This outlook does not include tariffs that have been announced and delayed, or other additional tariffs which could result in additional costs incurred.

** In fiscal 2025, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and repositioning actions, including the organizational and operational changes in Mexico and North America commercial changes. As a result of these actions, the Company expects to incur pre-tax charges of approximately $44 million (previously $33 million) for the full fiscal year.
Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a re-play will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,700 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2024 and in Item 1A. Risk Factors of Part II of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2025.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items which are considered by the Company as unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2025 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.

This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross margin, SG&A, operating income, operating margin, effective tax rate, net earnings, earnings per share, EBITDA, and other (income) expense to internally make operating decisions.

◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes, net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities’ transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of acquisitions.
◦Segment profit will be impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•Free cash flow is defined as net cash from operating activities, less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt is defined as Gross debt less cash. Net debt leverage ratio is defined as net debt divided by trailing twelve month adjusted EBITDA.

Basis of Presentation. Please refer to the Annual Report on Form 10-K filed with the SEC on November 14, 2024, as amended by the Company on November 21, 2024.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Net sales	$627.2	$647.8	$1,686.3	$1,736.1
Cost of products sold	358.7	360.7	970.0	993.2
Gross profit	268.5	287.1	716.3	742.9

Selling, general and administrative expense	104.4	110.1	313.0	320.9
Advertising and sales promotion expense	80.4	76.6	196.2	187.9
Research and development expense	14.0	14.6	41.8	42.1
Restructuring charges	16.0	3.1	32.4	13.1
Operating income	53.7	82.7	132.9	178.9

Interest expense associated with debt	19.4	18.8	58.4	59.0
Other (income) expense, net	(2.9)	1.4	(2.3)	4.4
Earnings before income taxes	37.2	62.5	76.8	115.5
Income tax provision	8.1	13.5	20.8	25.7
Net earnings	$29.1	$49.0	$56.0	$89.8

Earnings per share:
Basic net earnings per share	$0.62	$0.99	$1.17	$1.80
Diluted net earnings per share	$0.62	$0.98	$1.17	$1.79

Weighted-average shares outstanding:
Basic	46.8	49.5	47.8	49.8
Diluted	47.0	50.1	48.0	50.3

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30, 2025	September 30, 2024
Assets
Current assets
Cash and cash equivalents	$199.6	$209.1
Trade receivables, less allowance for doubtful accounts	153.2	109.4
Inventories	488.4	477.3
Other current assets	163.5	140.2
Total current assets	1,004.7	936.0
Property, plant and equipment, net	355.7	349.1
Goodwill	1,342.9	1,338.6
Other intangible assets, net	929.3	948.5
Other assets	160.7	158.7
Total assets	$3,793.3	$3,730.9

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$23.2	$24.5
Accounts payable	224.5	219.3
Other current liabilities	319.7	319.8
Total current liabilities	567.4	563.6
Long-term debt	1,372.7	1,275.0
Deferred income tax liabilities	133.7	133.2
Other liabilities	151.5	175.0
Total liabilities	2,225.3	2,146.8
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,573.5	1,586.0
Retained earnings	1,124.4	1,090.1
Common shares in treasury at cost	(1,003.7)	(937.9)
Accumulated other comprehensive loss	(126.9)	(154.8)
Total shareholders' equity	1,568.0	1,584.1
Total liabilities and shareholders' equity	$3,793.3	$3,730.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended June 30,
	2025	2024
Cash Flow from Operating Activities
Net earnings	$56.0	$89.8
Depreciation and amortization	65.6	66.6
Share-based compensation expense	18.8	20.4
Loss on sale of assets	1.7	0.3
Deferred compensation payments	(2.4)	(1.6)
Deferred income taxes	(0.5)	1.3
Other, net	(12.2)	(11.0)
Changes in current assets and liabilities used in operations	(82.7)	(8.5)
Net cash provided by operating activities	$44.3	$157.3

Cash Flow from Investing Activities
Capital expenditures	$(49.4)	$(30.6)
Collection of deferred purchase price on accounts receivable sold	5.6	0.2
Other, net	(1.5)	(6.5)
Net cash used for investing activities	$(45.3)	$(36.9)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	$774.0	$633.0
Cash payments on debt with original maturities greater than 90 days	(678.0)	(705.0)
(Payments for) proceeds from debt with original maturities of 90 days or less	(0.8)	1.9
Repurchase of shares	(90.2)	(40.2)
Dividends to common shareholders	(22.4)	(23.3)
Net financing inflow from the Accounts Receivable Facility	14.2	4.3
Employee shares withheld for taxes	(7.4)	(7.1)
Other, net	(0.3)	(2.9)
Net cash used for financing activities	$(10.9)	$(139.3)

Effect of exchange rate changes on cash	2.4	(1.4)

Net decrease in cash and cash equivalents	(9.5)	(20.3)
Cash and cash equivalents, beginning of period	209.1	216.4
Cash and cash equivalents, end of period	$199.6	$196.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, items which are considered by the Company to be unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Net Sales
Wet Shave	$317.0	$316.3	$897.0	$911.1
Sun and Skin Care	243.4	256.9	595.1	608.1
Feminine Care	66.8	74.6	194.2	216.9
Total net sales	$627.2	$647.8	$1,686.3	$1,736.1

Segment Profit
Wet Shave	$44.1	$47.6	$137.3	$141.7
Sun and Skin Care	46.0	64.2	93.4	117.3
Feminine Care	4.5	6.6	10.8	22.6
Total segment profit	94.6	118.4	241.5	281.6
General corporate and other expenses	(11.6)	(15.8)	(39.3)	(47.0)
Amortization of intangibles	(7.8)	(7.7)	(23.3)	(23.3)
Interest and other expense, net	(19.3)	(17.2)	(58.6)	(60.4)
Restructuring and related charges	(17.8)	(3.2)	(34.2)	(13.2)
Acquisition and integration costs	—	(0.7)	(0.5)	(2.1)
Sun Care reformulation costs	(0.5)	(1.3)	(2.2)	(2.2)
Wet Ones manufacturing plant fire	—	(2.7)	—	(8.0)
Legal matters	—	(2.5)	—	(3.9)
Gain on investment	—	(3.1)	0.9	(3.1)
Commercial realignment	0.1	—	(3.0)	—
Vendor bankruptcy	(1.2)	—	(1.6)	—
Other project and related costs	0.7	(1.7)	(2.9)	(2.9)
Total earnings before income taxes	$37.2	$62.5	$76.8	$115.5
Refer to Note 2 - GAAP to Non-GAAP Reconciliations below for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended June 30, 2025
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$268.5	$104.4	$53.7	$37.2	$8.1	$29.1	$0.62
Restructuring and related charges	1.2	(0.6)	17.8	17.8	4.4	13.4	0.28
Sun Care reformulation costs	—	—	0.5	0.5	0.1	0.4	0.01
Commercial realignment	(0.1)	—	(0.1)	(0.1)	—	(0.1)	—
Vendor bankruptcy	1.2	—	1.2	1.2	0.3	0.9	0.02
Other project and related costs	—	(2.0)	2.0	(0.7)	(0.4)	(0.3)	(0.01)
Total Adjusted Non-GAAP	$270.8	$101.8	$75.1	$55.9	$12.5	$43.4	$0.92

				Adjusted Non-GAAP Constant Currency			$1.04

GAAP as a percent of net sales	42.8%	16.6%	8.6%	GAAP effective tax rate		21.7%
Adjusted as a percent of net sales	43.2%	16.2%	12.0%	Adjusted effective tax rate		22.4%
Adjusted Constant Currency as a percent of net sales	44.3%		13.0%

	Three Months Ended June 30, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$287.1	$110.1	$82.7	$62.5	$13.5	$49.0	$0.98
Restructuring and related charges	—	(0.1)	3.2	3.2	0.8	2.4	0.04
Acquisition and integration costs	—	(0.7)	0.7	0.7	0.2	0.5	0.01
Sun Care reformulation costs	—	—	1.3	1.3	0.3	1.0	0.02
Wet Ones manufacturing plant fire	2.7	—	2.7	2.7	0.7	2.0	0.04
Legal matter	—	(2.5)	2.5	2.5	0.7	1.8	0.04
Loss on investment	—	—	—	3.1	—	3.1	0.06
Other project and related costs	—	(1.7)	1.7	1.7	0.3	1.4	0.03
Total Adjusted Non-GAAP	$289.8	$105.1	$94.8	$77.7	$16.5	$61.2	$1.22

GAAP as a percent of net sales	44.3%	17.0%	12.8%	GAAP effective tax rate		21.6%
Adjusted as a percent of net sales	44.7%	16.2%	14.6%	Adjusted effective tax rate		21.2%
(1) EBIT is defined as Earnings before Income taxes.

	Nine months ended June 30, 2025
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$716.3	$313.0	$132.9	$76.8	$20.8	$56.0	$1.17
Restructuring and related charges	1.2	(0.6)	34.2	34.2	8.5	25.7	0.53
Acquisition and integration costs	—	(0.5)	0.5	0.5	0.1	0.4	0.01
Sun Care reformulation costs	—	—	2.2	2.2	0.5	1.7	0.04
Gain on investment	—	—	—	(0.9)	—	(0.9)	(0.02)
Commercial realignment	3.0	—	3.0	3.0	0.9	2.1	0.04
Vendor bankruptcy	1.6	—	1.6	1.6	0.4	1.2	0.02
Other project and related costs	—	(4.4)	4.4	2.9	0.6	2.3	0.05
Total Adjusted Non-GAAP	$722.1	$307.5	$178.8	$120.3	$31.8	$88.5	$1.84

				Adjusted Non-GAAP Constant Currency			$2.13

GAAP as a percent of net sales	42.5%	18.6%	7.9%	GAAP effective tax rate		27.0%
Adjusted as a percent of net sales	42.8%	18.2%	10.6%	Adjusted effective tax rate		26.4%
Adjusted Constant Currency as a percent of net sales	43.7%		11.5%

	Nine Months Ended June 30, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$742.9	$320.9	$178.9	$115.5	$25.7	$89.8	$1.79
Restructuring and related charges	—	(0.1)	13.2	13.2	3.3	9.9	0.20
Acquisition and integration costs	—	(2.1)	2.1	2.1	0.5	1.6	0.03
Sun Care reformulation costs	—	—	2.2	2.2	0.5	1.7	0.03
Wet Ones manufacturing plant fire	8.0	—	8.0	8.0	2.0	6.0	0.12
Legal matter	—	(3.9)	3.9	3.9	1.0	2.9	0.06
Loss on investment	—	—	—	3.1	—	3.1	0.06
Other project and related costs	—	(2.9)	2.9	2.9	0.7	2.2	0.04
Total Adjusted Non-GAAP	$750.9	$311.9	$211.2	$150.9	$33.7	$117.2	$2.33

GAAP as a percent of net sales	42.8%	18.5%	10.3%	GAAP effective tax rate		22.2%
Adjusted as a percent of net sales	43.3%	18.0%	12.2%	Adjusted effective tax rate		22.3%
(1) EBIT is defined as Earnings before Income taxes.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The following tables present changes in net sales and segment profit for the three and nine months ended June 30, 2025, as compared to the corresponding period in the prior year quarter.

Net Sales
Quarter ended June 30, 2025
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q3 2024	$316.3		$256.9		$74.6		$647.8
Organic	(5.7)	(1.8)%	(14.1)	(5.5)%	(7.7)	(10.4)%	(27.5)	(4.2)%
Impact of currency	6.4	2.0%	0.6	0.2%	(0.1)	(0.1)%	6.9	1.1%
Net Sales - Q3 2025	$317.0	0.2%	$243.4	(5.3)%	$66.8	(10.5)%	$627.2	(3.2)%

Net Sales
Nine months ended June 30, 2025
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q3 2024	$911.1		$608.1		$216.9		$1,736.1
Organic	(12.2)	(1.3)%	(8.4)	(1.3)%	(22.3)	(10.3)%	(42.9)	(2.5)%
Impact of currency	(1.9)	(0.2)%	(4.6)	(0.8)%	(0.4)	(0.2)%	(6.9)	(0.4)%
Net Sales - Q3 2025	$897.0	(1.5)%	$595.1	(2.1)%	$194.2	(10.5)%	$1,686.3	(2.9)%

Segment Profit
Quarter Ended June 30, 2025

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q3 2024	$47.6		$64.2		$6.6		$118.4
Organic	1.1	2.3%	(16.9)	(26.3)%	(1.7)	(25.7)%	(17.5)	(14.8)%
Impact of currency	(4.6)	(9.7)%	(1.3)	(2.0)%	(0.4)	(6.1)%	(6.3)	(5.3)%
Segment Profit - Q3 2025	$44.1	(7.4)%	$46.0	(28.3)%	$4.5	(31.8)%	$94.6	(20.1)%

Segment Profit
Nine months ended June 30, 2025

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q3 2024	$141.7		$117.3		$22.6		$281.6
Organic	7.6	5.4%	(19.5)	(16.6)%	(11.3)	(50.0)%	(23.2)	(8.2)%
Impact of currency	(12.0)	(8.5)%	(4.4)	(3.8)%	(0.5)	(2.2)%	(16.9)	(6.0)%
Segment Profit - Q3 2025	$137.3	(3.1)%	$93.4	(20.4)%	$10.8	(52.2)%	$241.5	(14.2)%
For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings to EBITDA and Adjusted EBITDA, which are non-GAAP measures, to improve comparability of results between periods.

	June 30, 2025	September 30, 2024
Notes payable	$23.2	$24.5
Long-term debt	1,372.7	1,275.0
Gross debt	$1,395.9	$1,299.5
Less: Cash and cash equivalents	199.6	209.1
Net debt	$1,196.3	$1,090.4

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Net earnings	$29.1	$49.0	$56.0	$89.8
Income tax provision	8.1	13.5	20.8	25.7
Interest expense, net	19.0	17.8	56.9	56.6
Depreciation and amortization	22.1	21.7	65.6	66.6
EBITDA	$78.3	$102.0	$199.3	$238.7

Restructuring and related charges (1)	17.2	3.2	33.0	13.2
Acquisition & integration costs	—	0.7	0.5	2.1
Sun Care reformulation costs	0.5	1.3	2.2	2.2
Wet Ones manufacturing plant fire	—	2.7	—	8.0
Legal matter	—	2.5	—	3.9
(Gain) loss on investment	—	3.1	(0.9)	3.1
Commercial realignment	(0.1)	—	3.0	—
Vendor bankruptcy	1.2	—	1.6	—
Other project and related costs	(0.7)	1.7	2.9	2.9
Adjusted EBITDA	$96.4	$117.2	$241.6	$274.1

Adjusted EBITDA Constant Currency	$104.2		$260.7

(1) Excludes $0.6 million and $1.2 million of accelerated depreciation, which is included within Depreciation and amortization during the three and nine months ended June 30, 2025, respectively.

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2025 results:

Adjusted EPS Outlook
Fiscal 2025 GAAP EPS	approx.	$1.73

Restructuring and related charges	approx.	0.96
Sun Care reformulation costs	approx.	0.09
Commercial realignment	approx.	0.06
Vendor bankruptcy	approx.	0.04
Other costs	approx.	0.09
Income taxes(1)	approx.	(0.32)

Fiscal 2025 Adjusted EPS Outlook (Non-GAAP)	approx.	2.65
(1)Income tax effect of the adjustments to Fiscal 2025 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2025 GAAP Net Income	approx.	$83
Income tax provision	approx.	10
Interest expense, net	approx.	74
Depreciation and amortization	approx.	88
EBITDA	approx.	$255

Restructuring and related charges (2)	approx.	44
Sun Care reformulation costs	approx.	4
Commercial realignment	approx.	3
Vendor bankruptcy	approx.	2
Other costs	approx.	4
Fiscal 2025 Adjusted EBITDA	approx.	$312
(2)Excludes accelerated depreciation, which is included within Depreciation and amortization.